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                                 EXHIBIT 10.1.3




                                       -2-

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                              September 22, 1995

United Auto Group, Inc.
375 Park Avenue, Suite 2201
New York, New York 10152

          Re:  PROPOSED SALE AND PURCHASE OF SECURITIES OF UNITED AUTO GROUP,
               INC.

Gentlemen:

          Reference is made to the Securities Purchase Agreement dated September 22, 1995 (together with all exhibits and schedules thereto, the "Securities Purchase Agreement"), entered into by United Auto Group, Inc. (the "Company") and J.P. Morgan Capital Corporation ("Morgan Capital"). This letter will confirm our agreement to supplement the Securities Purchase Agreement as set forth herein. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Securities Purchase Agreement.

1.   MANUFACTURER APPROVALS

          (a) For purposes of Section 1.1 of the Warrants issued to Morgan Capital, the term "Manufacturer Approvals" shall not include any manufacturer's approval that contains any condition that could limit or adversely affect (i) the ability of Morgan Capital (or its Affiliated transferees) to exercise the Warrants or (ii) the ability of Morgan Capital to transfer Warrants and Warrant Shares to its Affiliates as contemplated by Section 2.3 hereof (a "Limited Approval"), PROVIDED that, notwithstanding any such adverse condition contained in a manufacturer's approval, Morgan Capital, in its sole discretion, may, by written notice to the Company, elect to treat any Limited Approval as a Manufacturer Approval.

          (b) The Company will use its reasonable best efforts to obtain all applicable manufacturers' approvals relating to all the transactions contemplated by the Securities Purchase Agreement.

2.   TRANSFERABILITY.

2.1  RESTRICTIONS ON TRANSFER.

          Notwithstanding the termination of any provision of this Agreement or the Securities Purchase Agreements or anything to the contrary in this Agreement or the Securities Purchase

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United Auto Group, Inc.
September 22, 1995
Page 2



Agreements, no Regulation Y Stockholder (as defined below) may transfer Warrants or Warrant Shares may sell, assign, pledge, encumber or transfer any shares of Non-voting Common Stock or Warrants to purchase Non-voting Common Stock, except:


          (a) to the Company or any member or members of the Initial Shareholder Group who own or control a majority of the voting shares of the Company;

          (b) to the ultimate parent (a "Parent") of such Regulation Y Stockholder or any wholly-owned direct or indirect subsidiary of such Parent or any partnership of which any such subsidiary is the general partner (a "Controlled Subsidiary");

          (c)  pursuant to Section 12 of the Warrants;

          (d)  to any member of the Initial Shareholder Group pursuant to
Section 13.1 of the Warrants;

          (e) in connection with any merger, consolidation or reorganization of the Company (a "reorganization");

          (f) in a registered public offering or an open market sale pursuant to Rule 144 under the Securities Act (or any successor rule or regulation);

          (g) in a private sale (otherwise than to the Company, any member referred to above of Initial Shareholder Group, a Parent, a Controlled Subsidiary, in a reorganization or pursuant to Section 12 of the Warrants), provided that the Regulation Y Stockholder (i) shall have first offered to the Company the right to purchase all of such shares of Non-voting Common Stock being sold pursuant to a written offer which shall have been open to acceptance for a period of at least ten days, for cash at a price which did not exceed the price obtained in the private sale, and (ii) shall not knowingly sell or otherwise transfer to any single person or group of persons acting in concert a number of shares of Non-voting Common Stock which, if converted into shares of Voting Common Stock would represent more than two percent of the shares of Voting Common Stock then outstanding; or

          (h) upon the advice of counsel to such Regulation Y Stockholder that such sale or other transfer is permitted under the laws and regulations applicable to such Regulation Y Stockholder;

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United Auto Group, Inc.
September 22, 1995
Page 3



PROVIDED, HOWEVER, that nothing in this Section 2.1 shall be deemed to modify the terms and provisions contained in the Warrants regarding the sale, assignment, pledge, encumbrance or transfer of Warrants or Warrant Shares.

          "Regulation Y Stockholder" means (i) any stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 225) or any successor to such regulation ("Regulation Y") so long as such stockholder shall hold, and only with respect to, the Warrants, the Warrant Shares or shares issued upon conversion(s) of the Warrant Shares, (ii) any Affiliate of a Regulation Y Stockholder that is a transferees of Warrants, Warrant Shares or shares issued upon conversion(s) of the Warrant Shares, so long as such Affiliate shall hold, and only with respect to such Warrants, Warrant Shares or shares issued upon conversion(s) of the Warrant Shares and (iii) any Person to which such Regulation Y Stockholder or any of its Affiliates has transferred such Warrants, Warrant Shares or shares issued upon conversion(s) of the Warrant Shares, so long as such transferee shall hold and only with respect to, any Warrants, Warrant Shares or shares issued upon conversion(s) of the Warrant Shares transferred by such stockholder or Affiliates but only if such Person is (or an Affiliate of such person is) subject to the Provisions of Regulation Y.

2.2  ASSISTANCE IN SALES.

          Anything in this Agreement or in the Securities Purchase Agreements to the contrary notwithstanding, in the event that it becomes unlawful for any Regulated Stockholder to continue to hold some or all of the Warrants or shares of Common Stock held by it, or restrictions are imposed on any such stockholder by any statute, regulation or governmental authority which, in the reasonable judgment of such stockholder, make it unduly burdensome to continue to hold such Warrants or shares of Common Stock, such stockholder, subject to the provisions of the Warrants, may sell or otherwise dispose of its Warrants and shares in the Company, and the Company shall (i) provide (and authorize such stockholder to provide) to any prospective purchaser of the Warrants and shares of Common Stock owned by such stockholder financial and other information concerning the Company reasonably requested by such stockholder or prospective purchaser and (ii) endeavor to obtain such automobile manufacturers' approvals as are necessary to effect such disposition.

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United Auto Group, Inc.
September 22, 1995
Page 4



2.3  PERMITTED TRANSFERS.

          Notwithstanding anything to the contrary contained in the Securities Purchase Agreement, the Warrants or herein, Morgan Capital shall be permitted to transfer to Sixty Wall Street Fund 1995, L.P. ("Sixty Wall"), or any similar partnership in which a Controlled Subsidiary is the sole General Partner, any Notes, Warrants or Value Notes held by it or any of its rights under the Securities Purchase Agreement, under any Transaction Document or the Agreement for Purchase of Notes dated September ___, 1995 between Morgan Capital and The Equitable Life Assurance Society of the United States. Notwithstanding anything to the contrary contained in the Securities Purchase Agreement, Morgan Capital shall be permitted to transfer Notes in denominations of less than $100,000 to Sixty Wall Street 1995 Fund, L.P. or any similar partnership in which a Controlled Subsidiary is the sole General Partner. As used in the Transaction Documents, "JPMCC" shall mean Morgan Capital together with Sixty Wall Street Fund 1995, L.P.

3.   CONTINGENT VALUE OBLIGATIONS.

          For purposes of Section 1.2 of the Warrants, Sixty Wall shall be deemed an initial holder of Warrants distributed to Morgan Capital pursuant to the Warrant Escrow Agreement.

4.   COVENANTS.

          With respect to Sections 4.1 and 4.2 below, until the first date on which Morgan Capital (and its Affiliated transferees) has transferred in the aggregate more than 50 percent of the Warrant Shares that Morgan Capital would be entitled to purchase upon exercise of four-sevenths (4/7ths) of all the Warrants issued by the Company (after taking into account all adjustments to the number of Warrant Shares underlying the Warrants):

4.1  OBSERVER RIGHTS.

          The Company shall allow a representative designated by Morgan Capital to attend as an observer any meeting of the Company's board of directors (the "Board"), including telephonic meetings (except such meetings, or portions thereof, in which Morgan Capital (or any of its Affiliates) is discussed and in relation to which the Board makes a good faith determination that the presence of a representative of Morgan Capital would be inappropriate), in a non-voting capacity. The Company shall give

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United Auto Group, Inc.
September 22, 1995
Page 5



such representative notice of each such meeting in the form and manner such notice is given to the Board. The Company will provide such representative with copies of all written materials and other information given to the Board in connection with such meetings (except such information relating to Morgan Capital that the Company determines not to provide) at the same time such materials and information are given to the Board. Morgan Capital and such representative shall keep all such materials and information, as well as the matters discussed at such Board meetings (whether written or oral), confidential. If the Company proposes to take any action by written consent in lieu of a meeting of the Board, the Company will give written notice thereof to such representative simultaneously with and in the same manner as it sends such consent documents to the Board. For purposes of this Section 4.1, the initial designee of Morgan Capital shall be Charles Ewald. In the event that Morgan Capital desires to change its designee, Morgan Capital shall select a new designee subject to the Company's approval, which approval shall not be unreasonably withheld.

          It is agreed that breach of the Company's obligations under this
Section 4.1 (which, to the extent remediable, is not remedied within five (5) days) shall constitute an additional Event of Default under the Securities Purchase Agreement pursuant to which Morgan Capital (or any Affiliate transferee of the Notes) can, upon 15 days' notice to the Company, declare the Notes to be immediately due and payable, anything to the contrary herein or in the Securities Purchase Agreement notwithstanding. This provision is not intended to, and shall not, afford to noteholders other than Morgan Capital (or any Affiliate transferee of the Notes) any independent basis for declaring a default and exercising remedies.

4.2  FINANCIAL AND OTHER INFORMATION.

          The Company will deliver to Morgan Capital:

          (a) Monthly Statements -- within a reasonable time after the end of each calendar month, a copy of the consolidated balance sheet and consolidated statement of income of the Company and a copy of the balance sheet and statement of income for each operating division of the Company, together with a brief discussion by the Chairman of the Company, for such calendar month, PROVIDED, HOWEVER, that such financials shall be subject to year-end adjustments and may not contain all footnotes required under GAAP;

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     United Auto Group, Inc.
     September 22, 1995
     Page 6


          (c) Quarterly Statements -- within 45 days after the end of the first three quarters of each fiscal year, a copy of the consolidated balance sheet of the Company as of the end of such quarter and consolidated statements of income, changes in shareholders' equity and cash flows and a management's discussion and analysis of financial condition and results of operation of the Company for the fiscal quarter and for the portion of the fiscal year ending on the last day of such quarter, each of the foregoing balance sheets and statements to set forth in comparative form the corresponding figures for the same period of the prior fiscal year and actual versus budgeted amounts, to be in reasonable detail; PROVIDED, HOWEVER, such financials are subject to year-end adjustments and may not contain all footnotes required under GAAP and to be certified, subject to normal year-end audit adjustments, by the principal financial officer of the Company that they are true and accurate in all material respects as of their dates and PROVIDED FURTHER, that statements of changes in shareholders' equity, cash flows and actual versus budgeted amounts need not be provided with respect to any fiscal quarter prior to the quarter ending June 30, 1996, and PROVIDED FURTHER, that the financial statements delivered pursuant hereto need not cover any newly acquired Subsidiary until the fiscal quarter ending one year after the end of the fiscal quarter in which such Subsidiary was acquired;

          (b) Annual Statements -- within 150 days after the end of the fiscal year ending December 31, 1995 and within 120 days after the end of each subsequent fiscal year, PROVIDED, HOWEVER, that for the fiscal year in which the Company becomes subject to the reporting requirements of the Exchange Act and for each subsequent fiscal year, within 90 days after the end of such fiscal year a copy of the balance sheet of the Company as of the end of such year, together with consolidated and consolidating statements of income and of cash flows and a management's discussion and analysis of financial condition and results of operation of the Company for such year, in all reasonable detail, prepared in accordance with GAAP, consistently applied, and certified in an audit report by independent public accountants of national standing selected by the Board;

          (d) SEC and Other Reports -- promptly upon their becoming available, copies of all financial statements and reports that the Company shall send to its stockholders or file with the Securities and Exchange Commission or any stock exchange on which any securities of the Company may be listed; and

          (e) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries as from time to time may be reasonably requested by Morgan Capital.

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United Auto Group, Inc.
September 22, 1995
Page 7



4.3  CERTAIN TRANSACTION EXPENSES.

          Notwithstanding anything to the contrary contained in the Securities Purchase Agreement, the Company hereby acknowledges its obligation to pay all reasonable legal fees and disbursements of Proskauer Rose Goetz & Mendelsohn LLP ("Proskauer"), counsel for Morgan Capital, together with legal fees and disbursements of Davis Polk & Wardwell, incurred in connection with the transactions contemplated by the Securities Purchase Agreement. Payment by the Company pursuant to this Section 4.3 of the fees and disbursements of Proskauer shall satisfy the obligations of the Company to Morgan Capital under Section
14.2 of the Securities Purchase Agreements except insofar as Section 14.2 relates to the fees of Davis Polk and Wardwell, which fees have been paid.

          If the foregoing accurately sets forth our agreement, please so indicate by executing this letter in the space provided and delivering one executed copy to us.

                              Sincerely yours,

                              J.P. MORGAN CAPITAL CORPORATION



                              By: /s/ Charles Ewald
                                  ----------------------------

Accepted and Agreed:

UNITED AUTO GROUP, INC.



By: /s/ Carl Spielvogel
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